                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              BIGMAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                  -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 1, 1999

                                  -----------

Dear Stockholder:

     You are cordially invited to attend our 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Bigmar, Inc., a Delaware corporation (the "Company"), at The Cherry Valley Lodge, 2299 Cherry Valley Road, Newark, Ohio on Tuesday, June 1, 1999 at 2:00 p.m. Eastern Daylight Savings Time. The purposes of this Annual Meeting are:

     (1) To elect five directors, each to serve for a term to expire at the annual meeting of stockholders of the Company in the year 2000;

     (2) To ratify the appointment of KPMG LLP as the Company's independent public accountants for fiscal year 1999; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Following the formal meeting, we will review the Company's progress during the last fiscal year and our plans for fiscal 1999 and answer your questions regarding the Company. Board members and executive officers will also be available to discuss the Company's operations with you.

                                       Yours truly,

                                       John G. Tramontana
                                       CHAIRMAN OF THE BOARD OF DIRECTORS

Dated: May 1, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. (If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.)

                                     [LOGO]

                                   -----------
                            9711 SPORTSMAN CLUB ROAD
                              JOHNSTOWN, OHIO 43031
                            TELEPHONE (740) 966-5800

                                   -----------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 1999

                                   -----------

                                  INTRODUCTION

     The Board of Directors and management of Bigmar, Inc. ("Bigmar" or the "Company") are requesting your proxy for use at the Annual Meeting of Stockholders to be held on June 1, 1999 (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or telegram. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's common stock.

OUTSTANDING VOTING SECURITIES AND DATE OF MAILING

     As of April 26, 1999, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, Bigmar had outstanding 8,613,974 shares of common stock, par value $.001 per share ("Common Stock"). Each share is entitled to one vote. Only stockholders of record at the close of business on April 26, 1999 will be entitled to vote at the Annual Meeting. The approximate mailing date of this Proxy Statement and the accompanying proxy card is May 1, 1999.

VOTING PROCEDURES

     Stockholders may vote in person or by proxy at the Annual Meeting.

     Directors will be elected by a plurality of the votes of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have cumulative voting rights with respect to the election of directors. For all other matters to be voted upon at the meeting, the affirmative vote of holders of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

     For purposes of determining the number of shares of Common Stock present in person or represented by proxy on a voting matter, all votes cast "for," "against" or "abstain" are included, as are shares of Common Stock represented by proxy where the authority to vote has been withheld.

     Stockholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided on the proxy card, withhold the authority to vote for such nominee or nominees. Shares of Common Stock as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

     Broker/dealers who hold their customers' stock in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such stock and may vote such stock on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such stock on other matters, which typically include amendments to the certificate of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such stock. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes."

     All shares will be voted as specified on each properly executed proxy card. If no choice is specified, the shares will be voted as recommended by the Board of Directors in favor of (i.e.; "For") Proposals No. 1 and 2 and on all other matters that properly come before the Annual Meeting for a vote in the discretion of the person holding proxy unless otherwise specified on the proxy card, unless authority to vote for one or more nominees, or on a proposal, is withheld.

     Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

                              ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

     Bigmar's Certificate of Incorporation and Bylaws provide that the number of directors to constitute the Board of Directors shall be determined by vote of the Board of Directors or action of stockholders. At the last Annual Meeting of Stockholders, the number was established at six and six directors were elected in accordance with the Company's Bylaws.

     At this year's Annual Meeting, pursuant to resolution of the Board of Directors five directors will be elected to hold office for one year and until their successors are elected at the next annual meeting and shall have qualified. The board is nominating for re-election four of the current directors, namely, Bernard Kramer, Massimo Pedrani, Philippe Rohrer and John G. Tramontana and one new nominee, Cynthia R. May. The shares of Common Stock voted by the proxies will be voted for their election unless authority to do so is withheld as provided in the proxy card. All nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board of Directors. Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Proxies solicited by the Board of Directors will be voted for the election of these nominees.

INFORMATION ABOUT THE NOMINEES

     The following information, as of the Record Date, with respect to the principal occupation or employment, other affiliations and business experience of each director nominee during the last five years has been furnished to the Company by each nominee.

NAME, AGE AND PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE PAST 5 YEARS

     John G. Tramontana, 53, he served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in September 1995. From November 1989 to March 1996, Mr. Tramontana was the chief operating officer and a director of Chemholding, a holding company for five pharmaceutical companies involved in the development, manufacture, and commercialization of active pharmaceutical ingredients and finished pharmaceutical products. Mr. Tramontana purchased from Chemholding all of its stock in the Company, in May, 1997, as Chemholding was previously a principle stockholder in the Company. Mr. Tramontana was the chief operating officer and a director of Cerbios-Pharma, chairman of the board of Cernelle and the president and a director of Cernitin America, Inc. ("Cernitin"), a cosmetic and health products distributor. In March 1996, Mr. Tramontana resigned from all his positions with Chemholding, Cerbios-Pharma, Cernelle and Cernitin. In September 1996, following the sale of Cernelle to an unrelated third-party, Mr. Tramontana rejoined the board of directors of Cernelle. From 1985 to 1989, Mr. Tramontana was chief operating officer, vice president - finance and a director of Ben Venue Laboratories, Inc., a pharmaceutical company specializing in the manufacture of sterile, injectable pharmaceutical products. From 1974 until 1985, Mr. Tramontana worked at Adria Laboratories Inc. (now Pharmacia & Upjohn, Inc.), the U.S. operating division of Erbamont NV, a prominent manufacturer and marketer of oncological products where from 1978 to 1984 he was treasurer, vice-president - finance.

     Bernard Kramer, 45, has served as Vice President - Marketing and a director of the Company since April 1996. From January 1988 until April 1996, Mr. Kramer worked at Bioren where he was a manager, responsible for quality control and business development of pharmaceutical products. Prior to 1988, Mr. Kramer held various senior management positions in the technical, quality control and regulatory affairs areas. From 1980 to 1987, Mr. Kramer was manager of the biological quality control and validation department at Vifor SA in Geneva. From 1979 to 1980, Mr. Kramer successfully completed postgraduate practice in research and development at Ciba-Geigy in Basel.

     Cynthia R. May, 47, has been employed by Saginaw Control & Engineering Corp., a private manufacturing company, since 1981, most recently as vice president. Since 1994, Ms. May has been treasurer of Marathon Investments, L.L.C., since 1995 vice president and treasurer of GRQ, L.L.C. and since September, 1997, managing member of Jericho II, L.L.C., each a privately-owned entity involved in investment and financing. Jericho II, L.L.C. is a principal shareholder of the Company. Ms. May also serves as president of Graminex L.L.C. See "Certain Relationships and Related Transactions."

     Massimo Pedrani, 44, was elected to the Board of Directors in June, 1998. Since January, 1997, Mr. Pedrani has been Managing Director of Emmepi-Pharma, a pharmaceutical consulting company involved in chemical, pharmaceutical development and regulatory affairs. From September 1992 to August 1996, Mr. Pedrani was Managing Director of Applied Analytical Industries Italy s.r.l. a subsidiary of Applied Analytical Industries, Inc. in the U.S. Mr. Pedrani is a member of the American Association of Pharmaceutical Scientists.

     Philippe Rohrer, 41, was appointed to the Board of Directors in June, 1998, to fill a vacancy. In January, 1999, he was appointed as Treasurer of the Company. He is Chief Financial Officer of Bioren SA and Bigmar Pharmaceuticals SA, 100% owned Swiss subsidiaries of Bigmar, Inc. He joined Bioren SA in August 1991 as Finance and Administration manager with responsibility for finance, computerization and administration of Bioren. From July 1988 to August 1990 Mr. Rohrer was most recently Finance Director of the group l'AMY SA, a company specializing in optical instruments. From September 1982 to July 1987 he worked at Cluett Peabody, Inc. as Product Manager and later as Finance and Administration Director for the company.

     All directors hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. All officers of the Company are appointed by and serve at the discretion of the Board of Directors, except that John G. Tramontana has an employment agreement with the Company.

     There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer and any other such person.

     Pursuant to the Underwriting Agreement, for a period of five years from the consummation of the Offering, LT Lawrence & Co., Inc. , (the "Representative") the underwriting representative for the Company, may designate one representative to be a member of the Board of Directors of the Company. The Representative has not currently designated a representative to be a director of the Company.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

     Peter P. Stoelzle, 40, has served as Executive Vice President of the Company since July 1996. From December 1991 to July 1996, Mr. Stoelzle worked with Bausch & Lomb Pharmaceuticals, Inc. ("BLP"), most recently as Director, Regulatory Affairs where he was responsible for establishing and directing all regulatory aspects of the Company's generic drug program. During 1990, Mr. Stoelzle served as Associate Director, Product Development at Smith & Nephew Solopak Laboratories. From March 1987 to January 1990, Mr. Stoelzle was Associate Director, Research & Development at Ben Venue Laboratories, Inc., a contract pharmaceutical manufacturer. From February 1986 to March 1987, Mr. Stoelzle served as Senior Analytical Chemist at Adria Laboratories, Inc. (now Pharmacia & Upjohn, Inc.). From August 1983 to January 1986, Mr. Stoelzle was Manager of Product Development at Invenex Laboratories.

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                         (PROPOSAL NO. 2 ON PROXY CARD)

     The Audit Committee of the Board of Directors has recommended the appointment of KPMG LLP ("KPMG") as the Company's independent public accountants for the fiscal year ending December 31, 1999. KPMG has been the independent accounting firm for the Company since August 1997. Although not required by law, the Board is seeking shareholder ratification of this selection. The affirmative vote of holders of a majority of common shares present at the meeting is required for ratification. If ratification is not obtained, the board intends to continue the engagement of KPMG at least through fiscal 1999.

                 DIRECTORS MEETINGS, COMPENSATION AND COMMITTEES

DIRECTOR MEETINGS

     The Board of Directors did not meet as a whole during fiscal 1998 but took action in writing on nine occasions.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $500 per meeting attended as a director. Committee members receive $500 per committee meeting attended. In addition, all directors are reimbursed for their reasonable out-of-pocket expenses in connection with attending meetings of the Board or any committee thereof.

DIRECTOR OPTION PLAN

     The Board of Directors has adopted a director stock option plan ("Director Option Plan") pursuant to which directors who are not otherwise affiliated with the Company (such as employees or consultants of the Company, or an affiliate thereof) will receive options to purchase Common Stock. The purpose of the Director Option Plan is to promote the overall financial objectives of the Company and its stockholders by motivating directors to achieve long-term growth in stockholder equity in the Company, to further align the interest of the directors with those of the Company's stockholders and to recruit and retain the association of these directors. The Director Option Plan provides for the award of up to an aggregate of 50,000 shares of Common Stock and will be administered by the Compensation and Stock Option Committee.

     The Director Option Plan provides for (i) the grant of an option to purchase 3,000 shares of Common Stock to each director who was not an employee or consultant of the Company and (ii) the grant of an option to purchase 1,500 shares of Common Stock on the date of each regular annual stockholder meeting to each participant who either is continuing as a director subsequent to the meeting or who is elected at such meeting to serve as a director. Options granted under the Director Option Plan must provide for the purchase of shares of Common Stock at an exercise price of not less than the fair market value of the Common Stock on the date of grant. No option under the plan may be exercisable 10 years after its date of grant. Options granted under the Director Option Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

     During the fiscal year ended December 31, 1998, no options were issued under the Director Option Plan.

OPTION PLAN

     In April 1996, the Board of Directors adopted and the stockholders approved the 1996 Stock Option Plan (the "1996 Plan"). In November 1997, the Board of Directors approved an option plan, subject to approval of Shareholders, that provides for the grant of options to purchase up to 600,000 shares of the Company's stock (the "1997 Plan"), consisting of 300,000 shares authorized for issuance under the 1996 Plan and an additional 300,000 shares. In April, 1998, the Board of Directors approved an amendment to the 1997 Plan, subject to Shareholder approval, increasing the total number of shares authorized to 900,000. The Shareholders approved the 1997 Plan and the amendment at the Annual Meeting in 1998. All options originally granted under the 1996 Plan have been reissued under the 1997 Plan and the 1996 Plan has been terminated. Options originally granted under the 1996 Plan carry the same provisions under the 1997 Plan, except the exercise price has been lowered from a weighted-average exercise price of $8.96 at August 20, 1996 to $5.19 at November 4, 1997. The 1997 Plan provides for the grant of incentive stock options ('ISOs') (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options ('NQSOs') to directors, officers and employees of the Company. The Option Plan further provides for the grant of NQSOs to directors and agents of, and consultants to, the Company, whether or not employees of the Company. The purpose of the 1997 Plan is to attract and retain exemplary directors, employees, agents, and consultants. All options granted under the 1997 Plan will be at an exercise price of not less than the fair market value of the Common Stock on the date of grant. All options granted under the Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

     Options granted under the 1997 Plan may not be exercisable for terms in excess of 10 years from the date of grant. In addition, no options may be granted under the 1997 Plan later than 10 years after the 1997 Plan's effective date. The total number of shares of Common Stock with respect to which options will be granted under the 1997 Plan is 600,000. The shares subject to and available under the 1997 Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under the 1997 Plan.

     The 1997 Plan is administered by the Board of Directors of the Company which determines, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Common Stock to be subject to such options. The Board of Directors of the Company may, in its discretion, delegate its power, duties and responsibilities under the 1997 Plan to a committee consisting of two or more directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Act of 1934, as amended. The Compensation and Stock Option Committee, to which authority for administering the 1997 Plan has been delegated, was composed of John R. Morris and Eric M. Chen, each of whom has resigned from the Board of Directors.

     The 1997 Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the ISO will be treated as a NQSO. In addition, if an optionee beneficially owns more than 10% of the Common Stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

     During the fiscal year ended December 31, 1998, no stock options were granted pursuant to the 1997 Plan, except to a former officer of the Company who since has resigned, with the options terminated.

BOARD COMMITTEES

     The Company has established an Executive Committee, a Compensation and Stock Option Committee, and an Audit Committee. The Executive Committee exercises all the power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee during 1998 were John R. Morris (who resigned from the Board of Directors in April, 1999), John G. Tramontana and Eric M. Chen (who resigned from the Board of Directors in May, 1998). The members of the Executive Committee did not meet or take written action in such capacity during 1998.

     The Compensation and Stock Option Committee makes recommendations to the Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees and others and administers the Option Plan and determines the officers, key employees and others to be granted options under the Option Plan and the number of shares subject to such options. In addition, the Compensation and Stock Option Committee will administer the Director Option Plan. The members of the Compensation and Stock Option Committee during 1998 were John R. Morris and Eric M. Chen, each of whom has resigned from the Board of Directors. It is expected that the Compensation and Stock Option Committee will be reconstituted following the Annual Meeting. Members of the Compensation and Stock Option Committee did not meet in such capacity during 1998, but took action in writing on one occasion.

     The Audit Committee (1) reviews the accounting and financial reporting practices of the Company and the adequacy of its system of internal controls,
(2) reviews the scope and results of any outside audit of the Company, and (3) makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The members of the Audit Committee during 1998 were John R. Morris and Eric M. Chen, each of whom has resigned from the Board of Directors. Massimo Pedrani was appointed to the Audit Committee in December, 1998. The Audit Committee met twice and took action in writing on two occasions during 1998.

                     INFORMATION REGARDING SECURITY HOLDERS

     The Common Stock is the Company's only outstanding class of voting securities.

PRINCIPAL SECURITY HOLDERS

     The following table sets forth beneficial ownership of Common Stock as of April 1, 1999 by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock based upon Schedule 13D/13G filings with the Securities and Exchange Commission.

                                             AMOUNT AND
                                             NATURE OF
         NAME AND ADDRESS                    BENEFICIAL
         OF BENEFICIAL OWNER                 OWNERSHIP           PERCENT OF CLASS
         -------------------                 ---------           ----------------
         John G. Tramontana                  1,285,800(1)                14.5%
         9711 Sportsman Club Road
         Johnstown, Ohio 43031

         Cynthia R. May                      6,607,805(2)                 65.3%
         Jericho II, LLC
         13260 Spence Road
         Hemlock, Michigan 48626


(1) Includes 250,000 shares of Common Stock underlying options currently exercisable.

(2) Includes 6,423,539 shares of Common Stock held by Jericho II, LLC (including 1,500,000 shares issuable upon exercise of warrants) and 184,266 shares of Common Stock held by GRQ, LLC. Each of Jericho II, LLC and GRQ, LLC are Michigan limited liability companies; Ms. May has sole voting and investment power with respect to shares of Common Stock held thereby.

SECURITY OWNERSHIP OF MANAGEMENT.

     The following table sets forth beneficial ownership of Common Stock as of April 1, 1999 by each (i) director and nominee of the Company, (ii) each of the executive officers included in the Summary Compensation Table (see "COMPENSATION OF EXECUTIVE OFFICERS" below), and (iii) all directors and executive officers of the Company as a group.

                                                      AMOUNT AND
                                                      NATURE OF
        NAME OF BENEFICIAL                            BENEFICIAL                   PERCENT
              OWNER                                   OWNERSHIP                   OF CLASS
              -----                                   ---------                   --------
     John G. Tramontana                              1,285,800(1)                   14.5%
     Bernard Kramer                                     35,000(2)                     *
     Cynthia R. May                                  6,607,805(3)                   65.3%
     Massimo Pedrani                                     -0-                          *
     Philippe Rohrer                                    35,000(2)                     *
     Peter P. Stoelzle                                  85,000(4)                     *
     All directors and executive
     officers as a group (6 persons)                                                76.5%

* Less than 1%

(1) Includes 250,000 shares subject to options.
(2) Includes 35,000 shares subject to options.
(3) Includes 6,423,539 shares of Common Stock held by Jericho II, LLC (including 1,500,000 shares issuable upon exercise of warrants) and 184,266 shares of Common Stock held by GRQ, LLC. Each of Jericho II, LLC and GRQ, LLC are Michigan limited liability companies; Ms. May has sole investment and dispositive power with respect to shares of Common Stock held thereby.
(4) Includes 85,000 shares subject to options.

CHANGES IN CONTROL

     In May, 1998, in consideration of a guarantee of an increased line of credit from a commercial institution, the Company delivered to Jericho II, LLC ("Jericho") warrants to purchase 1,000,000 shares of convertible preferred stock (the "Preferred Stock") at a price per share equal to $2.5625 and having a term of 10 years (the "Warrants"). The Preferred Stock is convertible to Common Stock on a one-to-one basis, with such conversion rate to adjust to reflect dilutive issuances of equity securities by the Company and also to adjust for stock splits, dividends, combinations and similar events. The Preferred Stock is entitled to five votes per share and votes together with the Common Stock in addition to having certain special approval rights. The Preferred Stock has a liquidation preference equal to the purchase price per share. The Warrants include a net exercise clause (to permit the conversion of the Warrants into shares having a fair market value equal to the spread between the exercise price and the then fair market value) and the shares issuable on exercise shall be entitled to piggyback registration rights, subject to standard underwriter's cutback. Jericho holds other warrants with rights to purchase up to 500,000 shares of the Company's Common Stock. In October, 1998, Jericho acquired 3,692,308 shares of newly issued Common Stock for a purchase price of $6,000,000. In January, 1999 pursuant to a Debt Repayment Agreement, 1,231,231 shares of Common Stock were transferred to Jericho from John G. Tramontana in satisfaction of debt incurred by a third party. Mr. Tramontana, Chairman of the Board, President and Chief Executive Officer of the Company, has a 50% ownership interest in Jericho. Cynthia R. May, a nominee for election to the Board of Directors, has sole voting and investment power over shares of the Company's Common Stock owned by Jericho.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership with the Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, the Company believes that during fiscal 1998 all filing requirements were met with the exception of inadvertent late filings of Form 3 for each of Jericho II, LLC, Cynthia May and Massimo Pedrani. To help assure timely compliance in the future with respect to
Section 16(a) requirements, the Company intends to implement a program pursuant to which it will assist directors and executive officers in completing and filing reports.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information regarding compensation paid by the Company for the last two fiscal years to its Chief Executive Officer and the other most highly compensated executive officers whose annual compensation exceeded $100,000 for the year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                ANNUAL COMPENSATION          COMPENSATION
                                                                -------------------          ------------
                                                                                              SECURITIES
                                                                                               UNDERLYING         ALL OTHER
  NAME AND PRINCIPAL POSITION                       YEAR      SALARY($)       BONUS($)          OPTIONS         COMPENSATION(1)
  ---------------------------                       ----      ---------       --------          -------         ---------------
  John G. Tramontana.............................   1998       $200,000         -0-                                 $6,000
   Chairman of the Board of Directors,                                                           -0-
  President, and Chief Executive Officer
                                                    1997       $200,000        $50,000         125,000(2)           $6,000
                                                                                               125,000(3)
  Peter P. Stoelzle...........................      1998       $140,000         -0-              -0-                $3,000
       Executive Vice President
                                                    1997       $140,000         -0-             10,000(2)           $3,000
                                                                                                75,000(4)

(1)  Amounts relate to annual auto allowance.
(2)  Shares of common stock underlying options issued pursuant to the 1997 Plan.
(3) Shares of common stock originally issued under the 1996 Plan and repriced under the 1997 Plan; the exercise price has been lowered from an exercise price of $9.83 at August 20, 1996 to $5.60 at November 4, 1997 and $8.94 at August 20, 1996 to $5.09 at November 4, 1997, for Incentive and Non-qualified Options respectively.
(4) Shares of common stock originally issued under the 1996 Plan and repriced under the 1997 Plan; the exercise price has been lowered from $8.94 at August 20, 1996 to $5.09 at November 4, 1997.

                          OPTION GRANTS IN FISCAL 1998

     No options were granted during the fiscal year ended December 31, 1998, except to a former officer of the Company who since has resigned, with the options terminated.

         FISCAL 1998 OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

No options were exercised during the fiscal year ended December 31, 1998. The Company has no outstanding stock appreciation rights.

                                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                            SHARERS                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                         ACQUIRED ON       VALUE        OPTIONS AT FY-END                 FY-END
             NAME                          EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----                          --------      --------    -------------------------   -------------------------
             John G. Tramontana                _             _              250,000 (1)                    $0/$0
             Peter P. Stoelzle                 _             _               85,000 (2)                    $0/$0

(1) Includes 125,000 stock options originally granted under the 1996 Plan repriced under the 1997 Plan and 125,000 new stock options granted under the 1997 Plan.
(2) Includes 75,000 stock options originally granted under the 1996 Plan repriced under the 1997 Plan and 10,000 new stock options granted under the 1997 Plan.

EMPLOYMENT AGREEMENT WITH JOHN G. TRAMONTANA

     In April 1996, the Company entered into an employment agreement with Mr. Tramontana to serve as the Company's President and Chief Executive Officer. The employment agreement is for a five-year term commencing June 19, 1996 and is subject to automatic annual renewal unless earlier terminated. Pursuant to the terms of this employment agreement, Mr. Tramontana is required to devote his full business time and attention to fulfill his duties and responsibilities to the Company. Mr. Tramontana will receive a base salary of $200,000 for the first year of the term of the employment agreement with subsequent annual cost of living increases at the discretion of the Company's Board of Directors. In addition to his base salary, Mr. Tramontana is entitled to receive an annual bonus, at the discretion of the Board of Directors, provided such bonus is equal to at least 25% of his base salary. Mr. Tramontana's employment agreement provides that the Company is required to provide Mr. Tramontana with an automobile allowance of $6,000 per annum and the Company is required to obtain life insurance coverage on the life and for the benefit of Mr. Tramontana in an amount equal to $500,000, assuming he is insurable. Mr. Tramontana will also have the right to participate in all benefit plans afforded or which may be afforded to other executive officers during the term of the agreement including, without limitation, group insurance, health, hospital, dental, major medical, life and disability insurance, stock option plans and other similar fringe benefits. If Mr. Tramontana dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus three additional months of base salary in the event of death and six additional months of base salary in the event of illness or other incapacity. The agreement further provides that if the Company terminates Mr. Tramontana's employment for cause or if Mr. Tramontana voluntarily leaves the employment of the Company, Mr. Tramontana shall receive his salary through the end of the month in which the termination occurred. If Mr. Tramontana's employment is terminated by the Company without cause, Mr. Tramontana shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus four additional months. Mr. Tramontana's employment agreement contains certain confidentiality and non-competition provisions. The Company has obtained $2,000,000 of key-person life insurance for the benefit of the Company on the life of Mr. Tramontana. For 1998, Mr, Tramontana agreed to waive the minimum bonus of 25% of his base salary.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND GRAPH SET FORTH BELOW UNDER "PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") did not meet during fiscal 1998, but acted by unanimous written consent on one occasion.

     The directors who served on the Compensation and Stock Option Committee during 1998 have resigned from the board. It is expected that the Committee will be reconstituted following the Annual Meeting. Accordingly, the following report is submitted for the Committee by all members of the Board of Directors at the date of this Proxy Statement.

     The Compensation Committee believes that the Company should create compensation packages to attract and retain executives who can bring the experience and skills to the Company necessary for the development of the Company and its products. The Compensation Committee intends that this will be accomplished by utilizing salary as the base compensation and stock options to promote long-term incentives. As the Company grows, other forms of annual and long-term compensation arrangements may be developed to provide appropriate incentives and to reward specific accomplishments.

     In determining base salaries, the Compensation Committee intends to examine, among other factors, the executive's performance, degree of responsibility and experience, as well as general employment conditions and economic factors. It is not anticipated that specific weights will be assigned to any of the factors employed by the Compensation Committee.

     The Compensation Committee also intends to use stock options to provide long-term incentive compensation to the Company's employees, including executive officers, enabling them to benefit, along with all stockholders, if the market price for Common Stock rises. The Compensation Committee believes that the use of stock options ties employee interests to those of the Company's stockholders through stock ownership and potential stock ownership, while also providing the Company with a means of compensating employees using a method which enables the Company to conserve its available cash for operations and product development. Decisions of the Compensation Committee as to option grants will be based, in large measure, upon a review of such factors as the executive's level of responsibility, other compensation, accomplishments and goals, as well as recommendations and evaluations of the executive's performance. Determinations will be made subjectively without giving weight to specific factors.

     The salary of John G. Tramontana, the Company's President and Chief Executive Officer has remained unchanged since the Company's IPO.

     Section 162(m) of the Internal Revenue Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer. The Company intends to satisfy the requirements of
Section 162(m) should the need arise.

                                  Respectfully submitted,

                                  John G. Tramontana
                                  Bernard Kramer
                                  Massimo Pedrani
                                  Phillipe Rohrer

PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total stockholder return against the cumulative return of the S&P 500 Index and the NASDAQ Pharmaceutical Index for the period from June 20, 1996, to December 31, 1998. The comparison assumes $100 was invested on June 20, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG BIGMAR, INC., THE S & P 500 INDEX
                       AND THE NASDAQ PHARMACEUTICAL INDEX

                                                   NASDAQ
                          BIGMAR     S&P 500   PHARMACEUTICAL
                          ------     -------   --------------
06/20/96                   100         100          100
12/31/96                    59         112           99
12/31/97                    31         147          102
12/31/98                    13         186          131


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1998 the Company effected several transactions with Jericho II, L.L.C. ("Jericho") involving securities of the Company. See "Changes in Control." John
G. Tramontana owns a 50% interest in Jericho, and Cynthia R. May has sole voting and investment power over shares of the Company's Common Stock owned by Jericho.

     In December, 1998, pursuant to promissory notes the Company borrowed the aggregate amount of $185,000 from Jericho. The principal sum, together with interest at the prime rate, was repaid in full in February, 1999. Also, in December, 1998, the Company borrowed $100,00 from GRQ. L.L.C., an affiliate of Cynthia May, which sum together with interest at the prime rate was repaid in full in March, 1999.

     At December 31, 1998, the Company owed to TMH Chemicals AG, an affiliate of John R. Morris, then a director of the Company, the aggregate amount of $209,000 on accounts payable for pharmaceutical materials.

     In August, 1998 the Company signed a letter of intent to form a strategic venture with Graminex L.L.C., a manufacturer and supplier of botanical raw materials containing proprietary pharmaceutical substances. The purpose of the proposed alliance, which is subject to further evaluation, due diligence, negotiation and approval by the Board of Directors, is to develop commercialized proprietary products. Specific terms of the relationship have not yet been determined. John G. Tramontana and Cynthia R. May are principals of Graminex L.L.C.

     In December 1996, the Company entered into a lease agreement with JTech Laboratories, Inc. ("JTech"). The lease commenced on the completion of construction of an approximately 8,600 square foot office and laboratory facility. The lease is at a rental of approximately $120,000 per annum. Mr. Tramontana is the President and a director of JTech.

     Pursuant to the terms of the $4.0 million Note Purchase, Paying and Conversion Agency Agreement ("NPPCAA") with Banca del Gottardo (the "Bank"), the Bank, at its option, may appoint two members of its choice to the Company's Board of Directors. As of April 26, 1999 the Bank has not exercised its option to appoint board members.

     Certain of the transactions set forth above have been entered into by the Company with certain persons who, at the time of such transactions, might have been deemed control persons or affiliates of the Company. Notwithstanding the foregoing, the Company believes that the terms of these transactions are no less favorable to the Company than it would have obtained from unaffiliated third parties. The Company anticipates that all future transactions and loans between the Company and its officers, directors, 5% stockholders and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and that such transactions and loans will be approved by a majority of the independent disinterested directors of the Company.

                              INDEPENDENT AUDITORS

     KPMG LLP ("KPMG") has been the independent accounting firm for the Company since August 22, 1997. Representatives of KPMG are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters which will be presented for action at the Annual Meeting. If any other matter requiring a vote of shareholders properly come before the Annual Meeting or any adjournment, the persons authorized under proxies will vote according to their best judgment in light of circumstances then prevailing.

                              STOCKHOLDER PROPOSALS

     Stockholders who desire to have proposals included in the Company's proxy materials for the annual meeting of stockholders of the Company to be held in 2000 must submit their proposals in writing to the Company, Attention:
Secretary, at its offices on or before January 28, 2000. Such proposals must comply with all applicable regulations of the Securities and Exchange Commission.

                                 ANNUAL REPORT

     Bigmar's Annual Report on Form 10-K containing audited financial statements for the year ended December 31, 1998 is being mailed to all shareholders of record with these proxy materials.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents filed by Bigmar with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the date of the Annual Meeting or any adjournment thereof shall be deemed to be incorporated by reference herein.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                              AVAILABLE INFORMATION

     Bigmar is subject to informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Bigmar may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Access to such information is also available on the Internet from the SEC's "EDGAR" World Wide Web page, using a World Wide Web browser and the following address (in effect prior to and as of the Record Date):

                http://www.sec.gov/cgi-bin/srch-edgar?0001012466

     Reports and other information concerning Bigmar can also be inspected at The NASDAQ Stock Market, Inc., 1735 K Street, Washington, D.C. 20006 and The Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

                                       By Order of the Board of Directors

                                       PHILIPPE ROHRER
                                       SECRETARY

May 1, 1999

                                     [LOGO]




                        DIRECTIONS TO CHERRY VALLEY LODGE

-------------------------------------------------------------------------------
                             The Cherry Valley Lodge
                             2299 Cherry Valley Road
                               Newark, Ohio 43055
                                 (614) 788-1200
  From Port Columbus International Airport, I-270 North to State Route 161 East (which becomes State Route 16). Proceed approximately 20 miles to Cherry Valley
  Road. Turn Right. Proceed approximately 1/4 mile. The Cherry Valley Lodge is located on the left.

-------------------------------------------------------------------------------

                                    BIGMAR, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 1999

Revoking all prior proxies, the undersigned, a stockholder of Bigmar, Inc. (the "Company"), hereby appoints John G. Tramontana and Peter P. Stoelzle, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock, par value $.001 per share ("Common Stock"), of the undersigned of the Company at the Annual Meeting of Shareholders of the Company to be held at The Cherry Valley Lodge, located at 2299 Cherry Valley Road, Newark, Ohio on June 1, 1999 at 2:00 p.m., local time, and at any adjournment thereof, as fully and effective as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse.

                    IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

                   Please Detach and Mail in the Envelope Provided


A  /X/    Please mark your
          votes as in this
          example.


                  FOR all nominees       WITHHOLD Authority
             listed to right (Except as     to vote for
              iniated to the contrary)    nominees listed

1.  Election           / /                     / /          Nominees: John G. Tramontana
    of                                                                Cynthia May
    Directors                                                         Bernard Kramer
                                                                      Philippe Rohrer
For, except withhold authority to vote for the                        Massimo Pedrani
following nominees:

---------------------------------------------------------

                                              FOR  AGAINST  ABSTAIN
2.  Ratify appointment of KPMG LLP as the     / /    / /      / /
    Company's independent public accountants
    for fiscal year 1999.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS
WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION
IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES
AS DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG L.L.P.

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
ENVELOPE.




Signature                                    Date                       Signature                            Date
          ---------------------------------       --------------------            -------------------------       ------------------
                                                                                  Signature if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.